Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$15,000	$1.64

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-223208
November 24, 2020
PRICING SUPPLEMENT
(To Prospectus dated February 26, 2018,
Prospectus Supplement dated February 26, 2018 and
Equity Index Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

$15,000

Autocallable Barrier Notes with Step-up Premium

Linked to the Least Performing of the S&P 500® Index and the NASDAQ-100 Index® (the "Reference Asset")

- Callable quarterly at the principal amount plus the applicable Call Premium on any Call Observation Date on or after May 26, 2021 if the Official Closing Level of each Underlying is at or above its Call Threshold
- Call Premium of 3.125% per quarter (equivalent to 12.50% per annum)
- If the Notes are not called and the Least Performing Underlying declines by more than 0.00% but less than 20.00% you will receive your principal amount (a zero return).
- If the Notes are not called and the Least Performing Underlying declines by more than -20.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount
- A 2 year and 9 months maturity, if not called
- All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Step-up Premium (each a "Note" and collectively the "Notes") offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page PS-14 of this document.

Investment in the Notes involves certain risks. You should refer to "Risk Factors" beginning on page PS-66 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement, as applicable

The Estimated Initial Value of the Notes on the Pricing Date is $970.17 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" on page PS-3 and "Risk Factors" beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$0.00	$1,000.00
Total	$15,000.00	$0.00	$15,000.00

[1] HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page PS-14 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC

HSBC USA Inc.
Autocallable Barrier Notes with Step-up Premium

This document relates to a single offering of Autocallable Barrier Notes with Step-up Premium. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (Ticker: SPX) and the NASDAQ-100 Index® (Ticker: NDX) (each, an "Underlying" and together the "Underlyings").
Trade Date:	November 24, 2020
Pricing Date:	November 24, 2020
Original Issue Date:	November 30, 2020
Final Valuation Date:	August 25, 2023, subject to adjustment as described under "Additional Terms of the Notes—Valuation Dates" in the accompanying Equity Index Underlying Supplement.
Maturity Date:	August 30, 2023. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:	Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows: ■ **If the Reference Return of the Least Performing Underlying is less than 0.00%, and therefore not called, but greater than or equal to -20.00%:** $1,000 (a zero return) ■ **If the Reference Return of the Least Performing Underlying is less than -20.00%:** $1,000 + ($1,000 × Reference Return of the Least Performing Underlying). If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive a Call Premium, and will lose up to 100% of the Principal Amount.
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: $\frac{\text{Final Value – Initial Value}}{\text{Initial Value}}$

Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds:

Call Observation Dates	Call Payment Dates	Call Premiums	Call Threshold
May 26, 2021	June 1, 2021	6.25%	100% of the Initial Value
August 25, 2021	August 30, 2021	9.375%	100% of the Initial Value
November 24, 2021	November 30, 2021	12.50%	100% of the Initial Value
February 23, 2022	February 28, 2022	15.625%	100% of the Initial Value
May 25, 2022	May 31, 2022	18.75%	100% of the Initial Value
August 25, 2022	August 30, 2022	21.875%	100% of the Initial Value
November 25, 2022	November 30, 2022	25.00%	100% of the Initial Value
February 23, 2023	February 28, 2023	28.125%	100% of the Initial Value
May 24, 2023	May 30, 2023	31.25%	100% of the Initial Value
August 25, 2023 (the Final Valuation Date)	August 30, 2023 (the Maturity Date)	34.375%	100% of the Initial Value

The Call Observation Dates and Call Payment Dates are subject to postponement as described under "Additional Terms of the Notes—Valuation Dates" and "Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement.

PS-2

Initial Value:	3,635.41 with respect to the SPX and 12,079.81 with respect to the NDX, each of which was its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing level on the Final Valuation Date.
Barrier Value:	2,908.328 with respect to the SPX and 9,663.848 with respect to the NDX, each of which is 80.00% of its Initial Value.
CUSIP/ISIN:	40438CB34 / US40438CB347
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See "Risk Factors - The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

PS-3

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶   The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶   The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶   The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date..

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the corresponding Call Payment Date, which is 3.125% per quarter (or $31.25 for each $1,000 Principal Amount) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates and Call Premiums” on PS-3 for the applicable Call Premiums to be paid on the corresponding Call Payment Dates. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value, determined as follows:

■ If the Reference Return of the Least Performing Underlying is less than 0.00%, and therefore not called, but greater than or equal to -20.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive a Call Premium and will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SPX is S&P Dow Jones Indices LLC. The reference sponsor of the NDX is Nasdaq, Inc

PS-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

- You believe that the Official Closing Level of each of the Underlyings will be equal to or greater than its Call Threshold on one of the Call Observation Dates.
- You seek a Call Premium based on the performance of the Underlyings, that will be 3.125% per quarter if the Official Closing Level of each Underlying is greater than or equal to its Initial Value on any Call Observation Date.
- You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.
- You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.
- You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -20.00%.
- You are willing to lose up to 100% of the Principal Amount.
- You are willing to hold the Notes, which will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.
- You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.
- You do not seek an investment for which there will be an active secondary market.
- You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
- You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

- You believe that the Official Closing Level of at least one Underlying will be less than its Call Threshold on each of the Call Observation Dates, and below its Barrier Value on the Final Valuation Date.
- You believe that the Call Premium, if any, will not provide you with your desired return.
- You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.
- You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.
- You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -20.00%.
- You seek an investment that provides full return of principal at maturity.
- You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold , or you are otherwise unable or unwilling to hold the Notes to maturity.
- You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.
- You seek an investment for which there will be an active secondary market.
- You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
- You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-5

RISK FACTORS

We urge you to read the section "Risk Factors" beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement, as applicable. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review "Risk Factors" in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

- "—Risks Relating to All Note Issuances" in the prospectus supplement; and
- "—General Risks Related to Indices" in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. If the Notes are not called, you will not receive any Call Premium.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium. If the Official Closing Level of the Least Performing Underlying on the Final Valuation Date is less than its Barrier Level, we will not pay you the Call Premium at maturity, you will not receive a positive return on the Notes, and you will lose some or all of your principal amount.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Call Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Call Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. If the Notes are not called, even if the value of each Underlying is greater than or equal to its Call Threshold during the term of the Notes other than on the Call Observation Dates but then decreases on each Call Observation Date to a value that is less than its Call Threshold, the return on the Notes may be less, and possibly significantly less, than it would have been had the Notes had been called. Similarly, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Call Observation Dates, whether the Notes will be called and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Call Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of not receiving the Call Premium and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive the Call Premium, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying, and you may not receive the Call Premium.

Your return on the Notes is limited to the Principal Amount plus the Call Premium, if any, regardless of any appreciation in the value of any Underlying.

If the Notes are called, for each $1,000 Principal Amount, you will receive $1,000 at maturity plus the Call Premium, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

PS-6

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, in which case you will not receive any Call Premium, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Call Premiums or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value, of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the value of that Underlying could close below its Call Threshold on a Call Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of any of the Call Premiums or loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premiums than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Call Premiums may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of an Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any

PS-7

payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates' projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the

PS-8

price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under "U.S. Federal Income Tax Considerations" herein and the discussion under "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Call Premium and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▸ Principal Amount:	$1,000
▸ Hypothetical Initial Value	1,000.00
▸ Hypothetical Call Threshold	For each Underlying on a Call Observation Date, the relevant percentage of the Initial Value of such Underlying applicable on such Call Observation Date as described on page PS-2 under Call Observation Dates, Call Payment Dates, Call Premiums and Call Threshold
▸ Hypothetical Barrier Value:	800.00, (80.00% of the Initial Value)
▸ Call Premium:	3.125% per quarter, payable as described on page PS-32 under Call Observation Dates, Call Payment Dates, Call Premiums and Call Threshold.

The hypothetical Initial Level of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent any of the actual Initial Levels. The actual Initial Level of each Underlying is set forth on page PS-2 of this document.

Summary of the Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on Any Call Observation Date	
	Example 1	**Example 2**	**Example 3**	**Example 4**
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	800.00	800.00	800.00	800.00
Call Observation Dates	**Official Closing Level / Percentage Change of the Least Performing Underlying**			
1st Call Observation Date	1,200.00 / 20.00% Call Premium: $62.50	856.00 / -14.40% Call Premium: $0.00	856.00 / -14.40% Call Premium: $0.00	720.00 / -28.00% Call Premium: $0.00
2nd Call Observation Date to 8th Call Observation Date	N/A	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00
Final Valuation Date	N/A	1,200.00 / 20.00% Call Premium: $625.00	824.00 / -17.60% Call Premium: $0.00	560.00 / -44.00% Call Premium: $0.00
Payment if Notes are Called	$1,062.50	See below	N/A	N/A
Payment at Maturity	N/A	$1,343.75	$1,000.00	$1,000 + ($1,000 x -44.00%) = $560.00
Return of the Notes	6.25%	34.375%	0.00%	-44.00%

PS-10

Example 1—The Official Closing Level of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold.

Underlying		Initial Value		Official Closing Level
SPX		1,000.00		1,250.00 (125.00% of Initial Value)
NDX		1,000.00		1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	**$1,062.50**

Because the Official Closing Value of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,062.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 6.25% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2—The Official Closing Level of each Underlying on the final Call Observation Date is greater than or equal to its Call Threshold.

Underlying		Initial Value		Final Value
SPX		1,000.00		1,250.00 (125.00% of Initial Value)
NDX		1,000.00		1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	**$1,625.00**

Because the Official Closing Level of each Underlying on the final Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,343.75per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 34.375%return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

PS-11

Example 3— The Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value.

Underlying		Initial Value		Final Value
SPX		1,000.00		1,150.00 (115.00% of Initial Value)
NDX		1,000.00		824.00 (82.40% of Initial Value)

The NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-17.60%
Payment at Maturity:	**$1,000.00**

Because the Final Value of the Least Performing Underlying is greater than or equal to the Barrier Value, you will receive $1,000 per Note, reflecting the Principal Amount, resulting in a 0.00% return on the Notes, even though the value of the Least Performing Underlying has declined.

Underlying		Initial Value		Final Value
SPX		1,000.00		1,100.00 (110.00% of Initial Value)
NDX		1,000.00		560.00 (56.00% of Initial Value)

The NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-44.00%
Payment at Maturity:	**$560.00**

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $560.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -44.00%) = $560.00

You will not receive a Call Premium or Contingent Return Payment, resulting in a -44.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

PS-12

DESCRIPTION OF THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from November 24, 2010 through November 24, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

4000
3000
2000
1000
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Call Observation Date, including the Final Valuation Date.

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see "The NASDAQ-100 Index®" beginning on page S-27 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from November 24, 2010 through November 24, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

15000
10000
5000
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any Call Observation Date, including the Final Valuation Date.

PS-13

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see "Description of Debt Securities — Senior Debt Securities — Events of Default" in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement, in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See "Supplemental Plan of Distribution (Conflicts of Interest)" on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach and subject to the discussion below regarding "constructive ownership transactions," we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder's holding period will generally include the maturity date.

PS-14

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals' gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A "dividend equivalent" payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments ("ELIs") that are "specified ELIs" may be treated as dividend equivalents if such specified ELIs reference an interest in an "underlying security," which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer's determination that the Notes are not "delta-one" instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel's reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer's registration statement on Form S-3 dated February 26, 2018.

PS-15

TABLE OF CONTENTS

Pricing Supplement

General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-10
Description of the Reference Asset	PS-13
Events of Default and Acceleration	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-14
U.S. Federal Income Tax Considerations	PS-14
Validity of the Notes	PS-15

Equity Index Underlying Supplement

Disclaimer	i
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$15,000
Autocallable Barrier Notes with Step-up Premium Linked to the Least Performing of the S&P 500® Index and the NASDAQ-100 Index®

November 24, 2020

Pricing Supplement